Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 3, 2009, (i) PepsiCo, Inc. ("PepsiCo"), The Pepsi Bottling Group, Inc. ("PBG") and PepsiCola Metropolitan Bottling Company ("Metro") entered into an Agreement and Plan of Merger (the "PBG merger agreement") and (ii) PepsiCo, PepsiAmericas, Inc. ("PAS") and Metro entered into an Agreement and Plan of Merger (the "PAS merger agreement" and, together with the PBG merger agreement, the "merger agreements").  Upon the terms and subject to the conditions of the PBG merger agreement, PBG will be merged with and into Metro (the "PBG merger"), with Metro continuing as the surviving corporation and a wholly owned subsidiary of PepsiCo, and upon the terms and subject to the conditions of the PAS merger agreement, PAS will be merged with and into Metro (the "PAS merger") with Metro continuing as the surviving corporation and a wholly owned subsidiary of PepsiCo.  The PBG merger and the PAS merger are referred to collectively as the “mergers.”

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the mergers and has been prepared for informational purposes only.   The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of PepsiCo, PBG and PAS and should be read in conjunction with the:

•
historical financial statements and the accompanying notes of PepsiCo included in PepsiCo’s Current Report on Form 8-K dated August 27, 2009, and Quarterly Reports on Form 10-Q for the quarters ended March 21, 2009, June 13, 2009 and September 5, 2009;

•	historical financial statements and the accompanying notes of PBG incorporated by reference in this Current Report on Form 8-K; and

•	historical financial statements and the accompanying notes of PAS incorporated by reference in this Current Report on Form 8-K.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of PepsiCo, PBG and PAS.  Although PepsiCo has entered into the merger agreements, there is no guarantee that the mergers will be completed.  Accordingly, the following unaudited pro forma condensed combined financial information depicts the condensed combined balance sheet as of September 5, 2009 and the condensed combined statements of income for the fiscal year ended December 27, 2008 and the 36 weeks ended September 5, 2009, as if the mergers had occurred.  The unaudited pro forma condensed combined statements of income have been prepared assuming the mergers had been completed on December 30, 2007, the first day of PepsiCo’s 2008 fiscal year.  The unaudited pro forma condensed combined balance sheet has been computed assuming the mergers had been completed on September 5, 2009, the last day of PepsiCo’s 2009 fiscal third quarter.  The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the mergers to reflect:

•	the consummation of the mergers;

•	the elimination of related party transactions between PepsiCo and PBG;

•	the elimination of related party transactions between PepsiCo and PAS;

•
changes in assets and liabilities (as disclosed in more detail below) to record their preliminary estimated fair values at the date of the closing of the mergers and changes in certain expenses resulting therefrom; and

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense, incurred in connection with the mergers.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting under existing United States generally accepted accounting principles, or GAAP standards, and the regulations of the SEC, and is not necessarily indicative of the financial position or results of operations that would have occurred if the mergers had been completed on the dates indicated, nor is it indicative of the future operating results or financial position of PBG, PAS and PepsiCo.  Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma condensed combined financial information.  The accounting for the mergers is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.  Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates, the final amounts recorded for the mergers may differ materially from the information presented.  These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined statements of income exclude the impact of PAS’ discontinued operations and do not reflect future events that may occur after the mergers, including, but not limited to, the anticipated realization of ongoing savings from operating synergies.  It also does not give effect to certain one-time charges PepsiCo expects to incur in connection with the transaction, including, but not limited to, charges that are expected to achieve ongoing cost savings and synergies.   The mergers are expected to create aggregate annual pre-tax synergies of $300 million by 2012 largely due to greater cost efficiency and also improved revenue opportunities.

In addition, the unaudited pro forma condensed combined statements of income exclude an estimated gain resulting from remeasuring PepsiCo’s previously held equity interests in PBG and PAS, and certain of their affiliates, from book value to fair value.  This estimated gain is reflected as a pro forma adjustment to goodwill and retained earnings in the unaudited pro forma condensed combined balance sheet.  See “Note 11.”

PEPSICO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 27, 2008
(in millions except per share amounts)
	PepsiCo	PBG(2)	PBG Pro Forma Adjustments		Pro Forma Combined PepsiCo and PBG	PAS(2)	PAS Pro Forma Adjustments		Pro Forma Combined PepsiCo, PBG and PAS

Net Revenue	$43,251	$13,796	$(2,939)	(12)	$54,108	$4,937	$(1,037)	(12)	$58,008

Cost of sales	20,351	7,586	(2,630)	(11, 12)	25,307	2,956	(1,067)	(11, 12)	27,196
Selling, general and administrative expenses	15,877	5,577	(416)	(4, 7, 9, 11, 12)	21,038	1,509	16	(7, 9, 11, 12)	22,563
Amortization of intangible assets	64	9	44	(5)	117	7	14	(5)	138

Operating Profit	6,959	624	63		7,646	465	-		8,111

Bottling equity income	374	−	(222)	(11)	152	−	(120)	(11)	32
Interest expense, net	(288)	(290)	(10)	(8)	(588)	(111)	(13)	(8)	(712)

Income from continuing operations before income taxes	7,045	334	(169)		7,210	354	(133)		7,431

Provision for income taxes	1,879	112	(59)		1,932	108	(47)		1,993

Income from continuing operations	5,166	222	(110)		5,278	246	(86)		5,438

Less: Net income attributable to noncontrolling interests	24	60	(59)	(11)	25	10	(10)	(11)	25

Income from Continuing Operations Attributable to PepsiCo/PBG/PAS	$5,142	$162	$(51)		$5,253	$236	$(76)		$5,413

Income from Continuing Operations Attributable to PepsiCo/PBG/PAS per Common Share
Basic	$3.26	$0.75			$3.24	$1.88			$3.30
Diluted	$3.21	$0.74			$3.18	$1.85			$3.24

Weighted-Average Common Shares
Basic	1,573	216			1,621	125			1,639
Diluted	1,602	220			1,654	127			1,673

See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

PEPSICO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the 36 weeks ended September 5, 2009
(in millions except per share amounts)
	PepsiCo	PBG(2)	PBG Pro Forma Adjustments		Pro Forma Combined PepsiCo and PBG	PAS(2)	PAS Pro Forma Adjustments		Pro Forma Combined PepsiCo, PBG and PAS

Net Revenue	$29,935	$9,414	$(2,022)	(12)	$37,327	$3,453	$(742)	(12)	$40,038

Cost of sales	13,806	5,245	(1,758)	(11, 12)	17,293	2,053	(742)	(11, 12)	18,604
Selling, general and administrative expenses	10,077	3,296	(299)	(2, 4, 7, 9, 11, 12)	13,074	1,093	-	(2, 7, 9, 11, 12)	14,167
Amortization of intangible assets	42	7	30	(5)	79	5	10	(5)	94

Operating Profit	6,010	866	5		6,881	302	(10)		7,173

Bottling equity income	290	-	(222)	(11)	68	-	(47)	(11)	21
Interest expense, net	(241)	(215)	(7)	(8)	(463)	(75)	(8)	(8)	(546)

Income from continuing operations before income taxes	6,059	651	(224)		6,486	227	(65)		6,648

Provision for income taxes	1,517	45	(78)		1,484	83	(23)		1,544

Income from continuing operations	4,542	606	(146)		5,002	144	(42)		5,104

Less: Net income/(loss) attributable to noncontrolling interests	30	84	(90)	(11)	24	(3)	3	(11)	24

Income from Continuing Operations Attributable to PepsiCo/PBG/PAS	$4,512	$522	$(56)		$4,978	$147	$(45)		$5,080

Income from Continuing Operations Attributable to PepsiCo/PBG/PAS per Common Share
Basic	$2.90	$2.44			$3.10	$1.20			$3.13
Diluted	$2.87	$2.39			$3.06	$1.18			$3.09

Weighted-Average Common Shares
Basic	1,557	214			1,604	122			1,623
Diluted	1,573	219			1,626	124			1,645

See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

PEPSICO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 5, 2009
(in millions)
	PepsiCo	PBG(2)	PBG Pro Forma Adjustments		Pro Forma Combined PepsiCo and PBG	PAS(2)	PAS Pro Forma Adjustments		Pro Forma Combined PepsiCo, PBG and PAS
Assets
Current Assets
Cash and cash equivalents	$3,254	$706	$(111)	(2,4,8)	$3,849	$177	$(66)	(2,4,8)	$3,960

Short-term investments	206	-	-		206	-	-		206

Accounts and notes receivable, net	5,216	1,989	(453)	(12)	6,752	475	(59)	(12)	7,168

Inventories	2,716	667	230	(6, 12)	3,613	262	72	(6, 12)	3,947

Prepaid expenses and other current assets	1,024	310	-		1,334	129	-		1,463
Total Current Assets	12,416	3,672	(334)		15,754	1,043	(53)		16,744

Property, Plant and Equipment, net	12,033	3,854	1,376	(7)	17,263	1,276	394	(7)	18,933

Amortizable Intangible Assets, net	843	94	1,646	(5)	2,583	47	697	(5)	3,327

Goodwill	6,351	1,480	2,856	(4)	10,687	2,180	(373)	(4)	12,494
Other Nonamortizable Intangible Assets	1,702	3,829	1,111	(5)	6,642	429	2,331	(5)	9,402
Nonamortizable Intangible Assets	8,053	5,309	3,967		17,329	2,609	1,958		21,896

Investments in Noncontrolled Affiliates	4,339	597	(2,427)	(11)	2,509	-	(1,237)	(11)	1,272
Other Assets	936	185	(65)	(8)	1,056	218	6	(8)	1,280

Total Assets	$38,620	$13,711	$4,163		$56,494	$5,193	$1,765		$63,452

Continued on next page.

 PEPSICO, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
As of September 5, 2009
(in millions)
	PepsiCo	PBG(2)	PBG Pro Forma Adjustments		Pro Forma Combined PepsiCo and PBG	PAS(2)	PAS Pro Forma Adjustments		Pro Forma Combined PepsiCo, PBG and PAS
Liabilities and Equity
Current Liabilities
Short-term obligations	$511	$234	$-		$745	$279	$-		$1,024
Accounts payable and other current liabilities	8,784	2,210	(453)	(12)	10,541	532	(59)	(12)	11,014
Total Current Liabilities	9,295	2,444	(453)		11,286	811	(59)		12,038

Long-term Debt Obligations	7,434	5,472	3,154	(8)	16,060	2,006	1,183	(8)	19,249

Other Liabilities	5,713	1,429	-		7,142	249	-		7,391

Deferred Income Taxes	347	1,074	1,424	(10, 11)	2,845	253	938	(10, 11)	4,036
Total Liabilities	22,789	10,419	4,125		37,333	3,319	2,062		42,714

Preferred Stock	41	-	-		41	-	-		41
Repurchased Preferred Stock	(142)	-	-		(142)	-	-		(142)

PepsiCo/PBG/PAS Common Shareholders’ Equity
Common Stock and Capital in excess of par value	309	1,845	1,169	(4,11)	3,323	1,291	(154)	(4,11)	4,460
Retained earnings	33,077	3,537	(3,113)	(2,4,11)	33,501	923	(678)	(2,4,11)	33,746
Accumulated other comprehensive loss	(4,262)	(812)	1,037	(4,11)	(4,037)	(190)	386	(4,11)	(3,841)
Less: repurchased common stock, at cost	(13,729)	(2,543)	2,543	(4)	(13,729)	(349)	349	(4)	(13,729)
Total PepsiCo/PBG/PAS Common Shareholders’ Equity	15,395	2,027	1,636		19,058	1,675	(97)		20,636

Noncontrolling Interests	537	1,265	(1,598)	(11)	204	199	(200)	(11)	203
Total Equity	15,831	3,292	38		19,161	1,874	(297)		20,738
Total Liabilities and Equity	$38,620	$13,711	$4,163		$56,494	$5,193	$1,765		$63,452

See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information.”

PEPSICO, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1)	Description of Mergers

On August 3, 2009, PepsiCo entered into merger agreements with PBG and PAS to acquire all of the outstanding shares of common stock it does not already own in its two largest anchor bottlers.   Under the agreements, PBG stockholders (other than PepsiCo and its subsidiaries and any stockholders who properly exercise and perfect their appraisal rights under Delaware law) will have the right to receive either 0.6432 shares of PepsiCo common stock (the “PBG Per Share Stock Consideration”) or, at their election, $36.50 in cash, without interest (the “PBG Cash Election Price”), per share of PBG common stock, subject to proration provisions which provide that an aggregate 50% of the shares of PBG common stock outstanding immediately prior to the effective time of the PBG merger not held by PepsiCo or any of its subsidiaries will be converted into the right to receive PepsiCo common stock and an aggregate 50% of the shares of PBG common stock outstanding immediately prior to the effective time of the PBG merger not held by PepsiCo or any of its subsidiaries will be converted into the right to receive cash.  Similarly, PAS stockholders (other than PepsiCo and its subsidiaries and any stockholders who properly exercise and perfect their appraisal rights under Delaware law) will have the right to receive either 0.5022 shares of PepsiCo common stock (the “PAS Per Share Stock Consideration”) or, at their election, $28.50 in cash, without interest (the “PAS Cash Election Price”), per share of PAS common stock, subject to proration provisions which provide that an aggregate 50% of the shares of PAS common stock outstanding immediately prior to the effective time of the PAS merger not held by PepsiCo or any of its subsidiaries will be converted into the right to receive PepsiCo common stock and an aggregate 50% of the shares of PAS common stock outstanding immediately prior to the effective time of the PAS merger not held by PepsiCo or any of its subsidiaries will be converted into the right to receive cash.

Each PBG or PAS stock option will be converted into an adjusted PepsiCo stock option to acquire a number of shares of PepsiCo common stock, determined by multiplying the number of shares of PBG or PAS common stock subject to the PBG or PAS stock option by an exchange ratio (the “Closing Exchange Ratio”) equal to the closing price of a share of PBG or PAS common stock on the business day immediately before the mergers, as applicable, divided by the closing price of a share of PepsiCo common stock on the business day immediately before the mergers, as applicable.  The exercise price per share of PepsiCo common stock subject to the adjusted PepsiCo stock option will be equal to the per share exercise price of PBG or PAS stock option divided by the Closing Exchange Ratio.  For purposes of the unaudited pro forma condensed combined financial information at September 5, 2009, PBG’s outstanding stock options of 28.5 million are converted into 17.6 million PepsiCo stock options and PAS’ outstanding stock options of 1.1 million are converted into 0.5 million PepsiCo stock options.

Each PBG restricted stock unit (RSU) will be adjusted so that its holder will be entitled to receive, upon settlement, a number of shares of PepsiCo common stock equal to the number of shares of PBG common stock subject to the PBG RSU multiplied by the PBG Per Share Stock Consideration.  PBG performance-based RSUs will be converted into PepsiCo RSUs based on 100% target achievement, and, following conversion, will remain subject to continued service of the holder.  Each PBG RSU held by a non-employee director will vest and be canceled at the PBG merger date, and, in exchange for cancellation of the PBG RSU, the holder will receive the PBG Per Share Stock Consideration for each share of PBG common stock subject to the PBG RSU.  For purposes of the unaudited pro forma condensed combined financial information at September 5, 2009, PBG’s outstanding 4.2 million of RSUs are converted into 2.7 million of PepsiCo RSUs.

Each cash-settled PAS RSU will be canceled in exchange for the PAS Cash Election Price or fair market value (as determined by PAS' management resources and compensation committee) on the date of the change in control of a share of PAS common stock subject to each PAS RSU, pursuant to the applicable plans and agreements.  Each PAS restricted share will be converted into either the PAS Per Share Stock Consideration or the PAS Cash Election Price, at the election of the holder, with the same proration procedures applicable to PAS stockholders described above.  At October 3, 2009, PAS had 0.4 million unvested RSUs and 3.2 million restricted shares.

Pursuant to the terms of PBG’s executive retention arrangements, PBG equity awards granted to certain executives prior to the PBG merger will vest immediately upon a qualifying termination of the executive’s employment except for certain PBG executive officers whose equity awards will vest immediately at the effective time of the merger pursuant to the terms of PepsiCo’s executive retention agreements.  Each PAS equity award granted prior to August 4, 2009 will vest immediately at the effective time of the PAS merger pursuant to the original terms of the awards.

The unaudited pro forma combined basic and diluted income from continuing operations attributable to PepsiCo per common share for the periods presented are based on the combined basic and diluted weighted-average shares.  The historical basic and diluted weighted-average shares of PBG and PAS were assumed to be replaced by the shares expected to be issued by PepsiCo to complete the mergers, as applicable.  The impact to the weighted-average common shares based on the issuance of PepsiCo stock as part of consideration in the mergers, as well as the net issuance of PepsiCo stock options and restricted stock units in exchange for PBG and PAS stock options and restricted stock units, is reflected in the unaudited pro forma condensed combined financial information using the treasury stock method.

Neither merger is subject to financing contingencies, but each is subject to customary approvals, including receipt of the necessary regulatory consents and approvals and adoption of the applicable merger agreement by stockholders of PBG and PAS, as applicable.  As of the date of this Form 8-K, the mergers are expected to be completed by the end of the first quarter of 2010.

2)	Basis of Presentation

The mergers are reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), Business Combinations (SFAS 141R).  Under the acquisition method, the total estimated purchase price is calculated as described in Note 4 to the unaudited pro forma condensed combined financial information.  In accordance with SFAS 141R, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates.  These estimates are based on key assumptions of the mergers, including prior acquisition experience, benchmarking of similar acquisitions and historical data.  Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the mergers may differ materially from the information presented.  These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed.  In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on an estimate of the fair market value of actual net tangible and intangible assets and liabilities of PBG and PAS at the closing date of the mergers, as applicable.

Under SFAS 141R, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.  Total merger-related transaction costs expected to be incurred by PepsiCo are approximately $126 million ($92 million related to PBG and $34 million related to PAS).  Of the $126 million of total costs, $1 million has been paid through September 5, 2009 and has been removed from the unaudited pro forma condensed combined statement of income as they reflect non-recurring charges directly related to the mergers.  The remaining $125 million ($91 million related to PBG and $34 million related to PAS) of anticipated costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash and retained earnings.  Similarly, merger-related transaction costs of $37 million incurred by PBG through September 5, 2009 and merger-related transaction costs of $4 million incurred by PAS through October 3, 2009 have been removed from the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that PepsiCo expects to achieve as a result of the mergers or the costs necessary to achieve these costs savings or synergies.  The mergers are expected to create aggregate annual pre-tax synergies of $300 million by 2012 largely due to greater cost efficiency and also improved revenue opportunities.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, PepsiCo has applied the guidance in SFAS No. 157, Fair Value Measurements (SFAS 157) which establishes a framework for measuring fair value.  In accordance with SFAS 157, fair value is an exit price and is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date."

The historical balance sheets of both PepsiCo and PBG used to create the unaudited pro forma condensed combined balance sheet is as of September 5, 2009, the last day of PepsiCo’s and PBG’s third fiscal quarter.  PepsiCo’s and PBG’s results are based on a fiscal year that ends on the last Saturday of each December.  The historical statements of income of PepsiCo and PBG used to create the unaudited pro forma condensed combined statements of income are for the fiscal year ended December 27, 2008 and for the 36 weeks ended September 5, 2009.

The historical balance sheet of PAS used to create the unaudited pro forma condensed combined balance sheet is as of October 3, 2009, the last day of PAS’ third fiscal quarter.  PAS’ results are based on a fiscal year that consists of 52 or 53 weeks ending on the Saturday closest to December 31. The historical statements of income of PAS used to create the unaudited pro forma condensed combined statements of income are for the fiscal year ended January 3, 2009 and first nine months ended October 3, 2009.  While PAS’ reporting calendar differs from PepsiCo’s and PBG’s, the impact of these calendar differences is not material to the unaudited pro forma condensed combined financial information.

Certain reclassifications have been made to the historical presentation of PBG and PAS to conform to the presentation used in the unaudited pro forma condensed combined statements of income.   Upon consummation of the mergers, further review of PBG’s and PAS’ financial statements may result in required revisions to PBG’s and PAS’ classifications to conform to PepsiCo’s.  PepsiCo does not expect that any such revisions would be material.

Tabular dollars are presented in millions, except per share amounts.

3)	Significant Accounting Policies

Based upon PepsiCo’s review of PBG’s and PAS’ summary of significant accounting policies disclosed in PBG’s and PAS’ financial statements and preliminary discussions with PBG and PAS management, the nature and amount of any adjustments to the historical financial statements of PBG and PAS to conform their accounting policies to those of PepsiCo are not expected to be material.  Upon consummation of the mergers, further review of PBG’s and PAS’ accounting policies and financial statements may result in required revisions to PBG’s and PAS’ policies and classifications to conform to PepsiCo’s.

4)	Estimated Purchase Price and Resulting Adjustment to Goodwill

The computation of the estimated purchase price, excess of purchase price over the net tangible book value of net assets acquired and the resulting net adjustment to goodwill as of September 5, 2009 are as follows:
	PBG			PAS			PBG + PAS
	Number of Shares/Awards Issued	Total Estimated Fair Value		Number of Shares/ Awards Issued	Total Estimated Fair Value		Total Estimated Fair Value
Payment in cash, for the remaining (not owned by PepsiCo) outstanding shares of PBG and PAS common stock and equity awards vested at consummation of mergers (Note 1)	−	$2,686		−	$1,062	(a)	$3,748	(a)
Payment to PBG and PAS of shares of PepsiCo common stock for the remaining (not owned by PepsiCo) outstanding shares of PBG and PAS common stock and equity awards vested at consummation of mergers (see Note 1)	47	2,868		19	1,122	(b)	3,990	(b)
Issuance of PepsiCo equity awards to replace existing PBG and PAS equity awards (Note 1)	20	288	(c)	1	15		303	(c)
Total estimated purchase price	67	$5,842		20	$2,199		$8,041

Net book value of net assets		$3,292			$1,874		$5,166
Less: PepsiCo equity investments in PBG and PAS		(2,163)			(1,168)		(3,331)
Less: Surviving postcombination noncontrolling interests		(26)			1		(25)
Less: Elimination of profit in inventory (Note 12)		(186)			(65)		(251)
Less: Transaction costs to be incurred by acquiree		(6)			(26)		(32)
Net book value of net assets acquired		911			616		1,527
Less: Goodwill acquired		(1,480)			(2,180)		(3,660)
Less: Intangible assets acquired (Note 5)		(3,923)			(476)		(4,399)
Net tangible book value of net assets acquired		(4,492)			(2,040)		(6,532)

Estimated purchase price less net tangible book value of net assets acquired		10,334			4,239		14,573

Adjustments to goodwill related to:
Identifiable intangible assets (Note 5)		(6,680)			(3,504)		(10,184)
Inventory (Note 6)		(416)			(137)		(553)
Property, plant and equipment (Note 7)		(1,376)			(394)		(1,770)
Debt obligations (Note 8)		564			121		685
Deferred income taxes (Note 10)		1,395			1,203		2,598
Gain in investments in noncontrolled affiliates (Note 11)		515			279		794
Total adjustments		(5,998)			(2,432)		(8,430)

Gross adjustment to goodwill		4,336			1,807		6,143
Less: Goodwill acquired		(1,480)			(2,180)		(3,660)
Net adjustment to goodwill		$2,856			$(373)		$2,483

(a)	Includes $57 million of PAS equity awards for which vesting accelerates upon consummation of the PAS merger.
(b)	Includes $49 million of PAS equity awards for which vesting accelerates upon consummation of the PAS merger.
(c)
Excludes $135 million (pre-tax) of unvested PBG equity awards to be recognized in PepsiCo’s postcombination financial statements over the remaining lives of the awards, approximately 2 years.  Incremental compensation expense of $33 million and $23 million have been included as an adjustment within selling, general and administrative expenses to the unaudited pro forma condensed combined statements of income for the fiscal year ended December 27, 2008 and the 36 weeks ended September 5, 2009, respectively.

PepsiCo's actual stock price at the date that each of the mergers, as applicable, is completed will be used to determine the value of stock, stock options and restricted stock units to be issued as consideration in connection with the mergers, as applicable, and thus to calculate the actual purchase price.  In calculating the estimated purchase price, PepsiCo’s stock price as of December 22, 2009 was used as a proxy for the actual PepsiCo stock price as of the date the mergers are completed.  Changes in PepsiCo's stock price between December 22, 2009 and the date the mergers are completed may result in a material difference from the stock price used to calculate the estimated purchase price for the purposes of the unaudited pro forma condensed combined financial information.  If PepsiCo’s stock price as of the date the mergers are completed increases or decreases by 36% from the price assumed in the unaudited pro forma condensed combined financial information, the consideration transferred would increase or decrease by approximately $1.6 billion, which would be reflected as an increase or decrease to goodwill.   PepsiCo believes that an increase or decrease by as much as 36% in the PepsiCo common stock price on the consummation of the mergers from the common stock price assumed in the unaudited pro forma condensed combined financial information is reasonably possible based upon fluctuations in PepsiCo’s common stock price since the announcement date of the proposed mergers.

Each PBG or PAS share award will be converted as described in Note 1 “Description of Mergers.” SFAS 141R requires that the fair value of replacement awards and cash payments made to settle vested awards attributed to precombination service be included in the consideration transferred.  The fair value of PBG or PAS share awards which will immediately vest at the effective date of the mergers, as applicable, has been attributed to precombination service and included in the consideration transferred.  For unvested PBG share awards converted at the effective date of the PBG merger, the fair value of the awards attributable to precombination services is included as part of consideration transferred and the fair value attributable to postcombination services will be recorded as compensation expense in the postcombination financial statements of the combined entity.

For the purpose of preparing the unaudited pro forma condensed combined financial information, the assets acquired and liabilities to be assumed in the mergers have been measured at their estimated fair values as of September 5, 2009 and October 3, 2009 for PBG and PAS, respectively.  A final determination of the fair values of the assets acquired and liabilities to be assumed in the mergers will be made based on facts and circumstances on the closing date.  Accordingly, the fair value of the assets and liabilities included in the table above are preliminary and subject to change.  An increase (or decrease) in the fair value of inventory, property, plant and equipment or any identifiable intangible assets will reduce (or increase) the amount of goodwill in the unaudited pro forma condensed combined financial information and may result in increased (or decreased) expense.

In connection with the consummation of the mergers, the following historical common shareholders’ equity balances as of September 5, 2009 and October 3, 2009 for PBG and PAS, respectively, are eliminated in the unaudited pro forma condensed combined balance sheet as of September 5, 2009, as follows:

	PBG	PAS
Common stock and capital in excess of par value	$1,845	$1,291
Repurchased common stock	$(2,543)	$(349)
Retained earnings	$3,537	$923
Accumulated other comprehensive loss(a)	$(812)	$(190)

(a)	Includes pension- and postretirement-related accumulated other comprehensive loss separately identified in Note 9.

5)	Intangible Assets

For purposes of estimating the fair value of the assets to be acquired in the mergers, it is assumed that all assets will be used in a manner that represents their highest and best use.  The favorable impact of buyer-specific synergies expected to be incurred upon consummation of the mergers are excluded.  The estimated fair values of the most significant acquired intangible assets are based on the amount and timing of projected future cash flows associated with the assets.

The preliminary estimates of fair values and weighted-average useful lives of the intangible assets will likely differ from the final estimates of fair value to be reflected in accounting for the mergers, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information.    The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors.  Increased knowledge about these factors upon consummation of the mergers could result in a change to the estimated fair value of PBG’s and PAS’ intangible assets and/or to the estimated weighted-average useful lives from what is assumed in the unaudited pro forma condensed combined financial information.  In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

Nonamortizable
In connection with the mergers, PepsiCo will reacquire certain franchise rights which provide PBG and PAS with the exclusive and perpetual rights to manufacture and/or distribute beverages for sale in specified territories.  A preliminary fair value estimate pertaining to reacquired franchise rights is noted in the table below.  PepsiCo management took many factors into consideration in determining the life of certain reacquired franchise rights, including the existing perpetual bottling arrangements, the indefinite period expected for the reacquired rights to contribute to PepsiCo’s future cash flows, as well as the lack of any factors that would limit the useful life of the reacquired rights to PepsiCo, including legal, regulatory, contractual, competitive, economic or other factors.  Therefore, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), certain reacquired franchise rights will not be amortized, but instead will be tested for impairment at least annually.

Consistent with the guidance in SFAS 141R, the fair value of PBG’s and PAS’ assembled workforce and buyer-specific synergies has been included in goodwill.

On December 7, 2009, PepsiCo reached an agreement with Dr Pepper Snapple Group, Inc. (“DPSG”) to manufacture and distribute Dr Pepper and certain other DPSG products in the territories where they are currently sold by PBG and PAS. Under the terms of the agreement, DPSG will receive an upfront payment of $900 million payable upon closing of the mergers. Based upon the terms of the agreement and the guidance in SFAS 142, the contract has been deemed perpetual for accounting purposes and will not be amortized, but instead will be tested for impairment at least annually. The unaudited pro forma condensed combined financial information includes the results attributable to the original contract since it has been part of the existing operations of PBG and PAS. However, the unaudited pro forma condensed combined financial information does not reflect the additional upfront payment, nor any related financing costs, as this agreement is independent of the mergers.

Amortizable
Certain reacquired and acquired franchise rights are amortizable over the remaining contractual period of the contract in which the right was granted.  Preliminary fair value estimates for both definite-lived reacquired and acquired franchise rights and other amortizable intangible assets acquired, primarily consisting of customer relationships, are noted in the table below.  Amortization related to the fair value of amortizable intangible assets is reflected as an adjustment to the unaudited pro forma condensed combined statements of income.  The determination of the useful lives was based upon an evaluation of a number of factors, including contractual arrangements, market share, consumer awareness, historical acquisition experience and economic factors pertaining to the combined company.

PBG
	Estimated Fair Value	Weighted-Average Estimated Useful Life	Amortization Expense (52 Weeks)	Amortization Expense (36 weeks)
Reacquired franchise rights – indefinite-lived	$4,900	Perpetual
Other – indefinite-lived	40	Perpetual
Acquired franchise rights – definite-lived	1,440	55 years	$38	$27
Other identified intangible assets – definite-lived	300	20 years	15	10
Total intangible assets acquired	$6,680		$53	$37
Less: PBG’s historical intangible assets and amortization	(3,923)		(9)	(7)
Pro forma adjustments	$2,757		$44	$30

PAS
	Estimated Fair Value	Weighted-Average Estimated Useful Life	Amortization Expense (52 Weeks)	Amortization Expense (36 weeks)
Reacquired franchise rights – indefinite-lived	$2,700	Perpetual
Other – indefinite-lived	60	Perpetual
Acquired franchise rights – definite-lived	644	55 years	$16	$12
Other identified intangible assets – definite-lived	100	20 years	5	3
Total intangible assets acquired	$3,504		$21	$15
Less: PAS’ historical intangible assets and amortization	(476)		(7)	(5)
Pro forma adjustments	$3,028		$14	$10

6)	Inventories

Reflects an increase of $416 million and $137 million to record PBG’s and PAS’ inventory, respectively, at its estimated net realizable value.  PepsiCo’s pro forma fair value adjustment to inventory is based on PBG’s and PAS’ inventory as of September 5, 2009 and October 3, 2009, respectively.  PepsiCo believes that the fair value of inventory approximates net realizable value, which is defined as expected sales price less cost to sell plus a reasonable margin for selling effort.  In addition, as PepsiCo sells the acquired inventory, its cost of sales will reflect the increased valuation of PBG’s and PAS’ inventory, which will temporarily reduce PepsiCo’s gross margin.  This adjustment to gross margin is considered a non-recurring adjustment and as such is not included in the unaudited pro forma condensed combined statements of income.

7)	Property, Plant and Equipment

Reflects an increase of $1.4 billion and $0.4 billion to record PBG’s and PAS’ property, plant and equipment, respectively, at their respective estimated fair values.  PepsiCo believes these amounts represent the best current estimates of fair value.  The fair value of PBG’s and PAS’ property, plant, and equipment was estimated using the replacement cost method.  Under the replacement cost method, fair value is estimated to be the amount a market participant would pay to replace the asset.  The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the time of consummation of the mergers.   For each $100 million increase in fair value adjustment to property, plant and equipment, PepsiCo would expect an annual increase in depreciation expense approximating $9 million, assuming a weighted-average life of approximately 11 years.

Reflects a decrease in depreciation expense of $120 million and $7 million for PBG and PAS, respectively, for the fiscal year ended December 27, 2008 based on the fair value adjustments to the book values of PBG’s and PAS’ property, plant and equipment, offset by an extension of their respective historical useful lives.   In addition, the unaudited pro forma condensed combined statement of income for the 36 weeks ended September 5, 2009 reflects a decrease in depreciation expense of $55 million and $3 million for PBG and PAS, respectively.

8)	Debt-Obligations and Commitments

In connection with the merger agreements, PepsiCo intends to issue approximately $4 billion of senior unsecured fixed rate notes (the “senior unsecured notes”), with maturity tranches ranging from 2 to 30 years and interest rates ranging from 1.25%-5.40%.   The pro forma adjustments in the table below assume PepsiCo issues debt, at a weighted-average interest rate of 3.95%, to fund a portion of the merger consideration for PBG, PAS, or both PBG and PAS.

The senior unsecured notes have been allocated between PBG and PAS based upon the respective cash portions of the purchase price attributable to each of the mergers.  The ultimate amount of senior secured notes issued will reflect the actual amount of cash required.

The interest rates on the senior unsecured notes are not reflective of the borrowing rates applicable to any additional financing debt that PepsiCo may incur.  Higher interest rates associated with the senior unsecured notes and commercial paper could occur if PepsiCo’s credit rating is downgraded, interest rates change or credit markets deteriorate.   Actual interest rates for the senior unsecured notes may vary from the assumed rate.  The effect of a 0.125% change in interest rates would result in a $5 million change in annual interest expense on a pre-tax basis.

Global capital and credit markets, including the commercial paper markets, continue to experience volatility.  Despite this volatility, PepsiCo continues to have sufficient access to the capital and credit markets.  In addition, PepsiCo has revolving credit facilities.  PepsiCo believes that its cash generating capability and financial condition, together with its revolving credit facilities and other available methods of debt financing (including long-term debt financing which, depending upon market conditions, PepsiCo intends to use to replace a portion of its commercial paper borrowings), will be adequate to meet its operating, investing and financing needs.  However, there can be no assurance that continued or increased volatility in the global capital and credit markets will not impair its ability to access these markets on terms commercially acceptable to PepsiCo or at all.

The following table depicts the effect of the debt expected to be issued in connection with the mergers and the effect of the estimated increase in fair value of PBG’s and PAS’ historical debt.

	Principal	Weighted- Average Interest Rate	Weighted-Average Term of Debt	Interest Expense (52 weeks)	Interest Expense (36 weeks)

PBG:
Senior unsecured notes	$2,686	3.95%	2-30 years	$106	$73
Financing costs associated with the issuance of the senior unsecured notes (a)				1	1
Elimination of JSC Lebedyansky (Lebedyansky) debt (b)	(79)			−	−
Elimination of note payable to PR Beverages	(17)			−	−
Increase in fair value of PBG's debt (c)	564			(97)	(67)
Total pro forma adjustments	$3,154			$10	$7

PAS:
Senior unsecured notes	$1,062	3.95%	2-30 years	$42	$29
Financing costs associated with the issuance of the senior unsecured notes (a)				1	−
Increase in fair value of PAS’ debt (c)	121			(30)	(21)
Total pro forma adjustments	$1,183			$13	$8

PBG and PAS:
Senior unsecured notes	$3,748	3.95%	2-30 years	$148	$102
Financing costs associated with the issuance of the senior unsecured notes (a)				2	1
Elimination of Lebedyansky debt (b)	(79)			−	−
Elimination of note payable to PR Beverages	(17)			−	−
Increase in fair value of PBG's and PAS’ debt (c)	685			(127)	(88)
Total pro forma adjustments	$4,337			$23	$15

a)
The fees associated with the issuance of the senior unsecured notes of $20 million ($14 million pertaining to PBG and $6 million pertaining to PAS) are reflected as a decrease to cash and an increase to deferred debt issuance costs, which is a component of other assets.

b)	During the first quarter of 2009, PBG issued a ruble-denominated three-year note with an interest rate of 10% to Lebedyansky. This receivable was reflected in PBG’s other assets.

c)
As of the closing date of the mergers, debt is required to be remeasured at fair value.  Based on publicly-quoted market prices, the estimated fair value of PBG’s long-term debt as of September 5, 2009 was $6.1 billion and the estimated fair value of PAS’ long-term debt as of October 3, 2009 was $2.1 billion.  The related reduction in interest expense pertains to the amortization of these fair value adjustments over the estimated remaining lives of such debt.  The effect of a 0.125% change in interest rates would result in a $5 million and $2 million change in the related pro forma annual interest expense for PBG and PAS, respectively.

9)	Pension and Postretirement Benefits

As of the closing date of the mergers, the pension and postretirement liabilities of such plans are required to be recorded at funded status, with the previously unrecognized prior service cost and unrealized gains/losses eliminated from equity.  The adjustment reflects the elimination of the unamortized prior service cost and unamortized actuarial loss of $543 million related to PBG’s pension and postretirement plans and $64 million related to PAS’ pension and postretirement plans.  Additionally, related pro forma adjustments to selling, general and administrative expenses to exclude amounts previously amortized on PBG’s and PAS’ historical statements of income are as follows:

	PBG		PAS
	52 Weeks	36 weeks	52 Weeks		36 weeks
Amortization of prior service cost	$(7)	$(5)	$	−	$	−
Recognized actuarial loss	(18)	(25)		−		(3)
	$(25)	$(30)	$	−		$(3)

10)	Income Taxes

Represents the estimated deferred income tax liability to be recorded by PepsiCo as part of the accounting for the mergers, based on the United States federal statutory tax rate of 35% multiplied by the fair value adjustments made to certain assets acquired and liabilities assumed, primarily as indicated below. The pro forma adjustment to record deferred taxes as part of the accounting for the mergers was computed as follows:

	PBG	PAS	Total
Estimated fair value adjustment of identifiable intangible assets acquired	$2,757	$3,028	$5,785
Estimated fair value adjustment of inventory acquired	416	137	553
Estimated fair value adjustment of property, plant and equipment acquired	1,376	394	1,770
Estimated fair value adjustment of debt obligations assumed	(564)	(121)	(685)
Total estimated fair value adjustments of net assets acquired	$3,985	$3,438	$7,423
Net deferred tax liabilities associated with the estimated fair value adjustments of net assets acquired, at 35%	$1,395	$1,203	$2,598

For purposes of this unaudited pro forma condensed combined financial information, the United States federal statutory tax rate of 35% has been used for all periods presented. This rate does not reflect PepsiCo’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

PepsiCo intends to permanently reinvest the international earnings of both PBG and PAS and, accordingly, has not recorded deferred taxes on these amounts.

11)	Investments in Noncontrolled Affiliates

PBG

Represents a pro forma adjustment to record PepsiCo’s estimated gain of $515 million as a result of remeasuring its previously held equity interest in PBG, Bottling Group, LLC and PR Beverages.  If PepsiCo’s stock price as of the date the PBG merger is completed increases or decreases by 36% from the price assumed in the unaudited pro forma condensed combined financial information, the gain would increase or decrease by approximately $380 million.  The gain will also be impacted by transactional activity, such as equity income and dividends, up until the date the PBG merger is completed.

PAS

Represents a pro forma adjustment to record PepsiCo’s estimated gain of $279 million as a result of remeasuring its previously held equity interest in PAS and Sandora.  If PepsiCo’s stock price as of the date the PAS merger is completed increases or decreases by 36% from the price assumed in the unaudited pro forma condensed combined financial information, the gain would increase or decrease by approximately $225 million.  The gain will also be impacted by transactional activity, such as equity income and dividends, up until the date the PAS merger is completed.

SFAS 141R requires that an acquirer remeasure its previously held equity interest in an acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings.  The gain is calculated based upon the acquisition date fair value of PBG and PAS, which will be determined, in part, by PepsiCo’s actual stock price at the date that each of the mergers, as applicable, is completed, as such stock price will be used to determine the value of stock, stock options and restricted stock units to be issued as consideration.  Because the above pro forma adjustments will not have a continuing impact, they are excluded from the unaudited pro forma condensed combined statements of income, but are reflected as adjustments to goodwill and retained earnings in the unaudited pro forma condensed combined balance sheet.

Additionally, PepsiCo’s previously held equity interests in PBG, Bottling Group, LLC, PR Beverages, PAS and Sandora, as well as PBG’s previously held equity interest in Lebedyansky, have been eliminated as follows:

	Debit/(Credit)
	For the 52 Weeks ended December 27, 2008
	PBG	PAS
Cost of sales	$4	$2
Selling, general and administrative expenses	$23	$10
Bottling equity income	$222	$120
Net income attributable to noncontrolling interests	$(59)	$(10)

	For the 36 weeks ended September 5, 2009
	PBG	PAS
Cost of sales	$(10)	$(6)
Selling, general and administrative expenses	$38	$(3)
Bottling equity income	$222	$47
Net income/(loss) attributable to noncontrolling interests	$(90)	$3

	As of September 5, 2009
	PBG	PAS
PepsiCo’s investments in noncontrolled affiliates	$(1,836)	$(1,237)
PBG’s investment in Lebedyansky	$(591)	$-
Accumulated other comprehensive loss	$(225)	$(196)
Deferred income taxes	$(29)	$265
Common stock and capital in excess of par value	$142	$-
Noncontrolling interests	$1,598	$200
Retained earnings	$(515)	$(279)

12)	Related Party Transactions

Reflects the elimination of PepsiCo’s concentrate sales and finished goods to PBG and PAS, related profit in inventory, royalty income for use of certain PepsiCo trademarks by PBG and PAS, bottler incentives for direct marketing and advertising support, manufacturing services in connection with the production of certain finished beverage products, procurement services provided by PepsiCo to PBG and PAS, allocation of overhead and other adjustments.  In addition, the adjustments reflect the elimination of PepsiCo’s sales to PBG and PBG’s purchases of Frito-Lay snack food products for sale and distribution in Russia.  The related accounts receivable and accounts payable in connection with the above transactions have also been eliminated.  These related party transactions have been eliminated as of September 5, 2009 and for the 52 weeks ended December 27, 2008 and the 36 weeks ended September 5, 2009.  While PAS’ reporting calendar differs from PepsiCo’s and PBG’s, the impact of these calendar differences is not material.

The adjustments do not reflect an elimination for purchases of concentrate and/or finished goods between PBG or PAS and PepsiCo’s respective joint ventures with Unilever and Starbucks, which are accounted for by PepsiCo under the equity method of accounting, as such transactions are expected to continue on an arms-length basis subsequent to the mergers.

Related party transactions between PBG and PAS are immaterial.

The impact of each of the above items is reflected as an adjustment to the unaudited pro forma condensed combined statements of income and balance sheet as follows:

	Debit/(Credit)
	For the 52 Weeks ended December 27, 2008
	PBG	PAS
Net revenue (a)	$2,939	$1,037
Cost of sales (b)	$(2,634)	$(1,069)
Selling, general and administrative expenses (c)	$(327)	$13

	For the 36 weeks ended September 5, 2009
	PBG	PAS
Net revenue (a)	$2,022	$742
Cost of sales (b)	$(1,748)	$(736)
Selling, general and administrative expenses (c)	$(237)	$13

	As of September 5, 2009
	PBG	PAS
Accounts and notes receivable	$(453)	$(59)
Accounts payable and other current liabilities	$453	$59
Inventories (d)	$(186)	$(65)

a)	Primarily includes sales of concentrate, sales of finished products, bottler incentives, royalty fees and manufacturing and national account services.

b)	Primarily includes purchases of concentrate, purchases of finished products, bottler incentives, royalty fees and fountain service fees.

c)	Primarily includes bottler incentives, purchases of advertising materials, fountain service fees and purchases from Frito-Lay.

d)	Reflects the elimination of profit in inventory.